Exhibit 23.2

[Letterhead of Hecht and Company, P.C.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Sequential Brands Group, Inc. (File No. 333-134672, effective June 2, 2006, File No. 333-152961, effective August 12, 2008 and File No. 333-190352, effective August 2, 2013) of our report dated July 2, 2013, with respect to the financial statements of Galaxy Brands LLC and subsidiary for the period from January 1, 2012, through December 31, 2012, included in the Current Report on Form 8-K of Sequential Brands Group, Inc. filed with the Securities and Exchange Commission on August 18, 2014, as amended September 5, 2014.

/s/ Hecht and Company, P.C.

September 5, 2014